EXHIBIT 99.1

        National Technical Systems Announces Fiscal 2008 Second Quarter,
                               Six Months Results
                       Wednesday September 12, 7:30 am ET

      CALABASAS, Calif.--(BUSINESS WIRE)--National Technical Systems, Inc. (NASDAQ:NTSC - News; NTS), a leading provider of engineering and evaluation services, announced today results for its fiscal 2008 second quarter and six months ended July 31, 2007.

      Net income for the fiscal 2008 second quarter increased 212% to $770,000 as compared to $247,000 for the same period in the prior year with corresponding diluted earnings per share of $0.08 in the current period compared to $0.03 for the same quarter in the prior year. Net income for the six months ended July 31, 2007 increased 127% to $1,361,000 as compared to $599,000 for the same period in the prior year with corresponding diluted earnings per share of $0.15 in the current period compared to $0.06 for the same period in the prior year.

      Total revenues for the fiscal 2008 second quarter increased 9.1% to $31.0 million, compared to $28.4 million for the same period in the prior year. Total revenues for the six months ended July 31, 2007 increased 7.5% to $60.8 million, compared to $56.6 million for the same period in the prior year.

      Gross profit increased 23.6% to $8,129,000 in the current quarter, compared to $6,579,000 for the same period in the prior year. Gross profit for the six months ended July 31, 2007 increased 18.2% to $15,144,000, compared to $12,817,000 for the same period in the prior year.

      "Results this quarter exceeded our expectations in the Engineering and Evaluation segment," said CEO William C. McGinnis. "An expanding aerospace market and a healthy defense market fueled the revenue growth in this segment. These markets generate higher margins and have positively impacted our bottom line. In addition, the Company's investments in advanced technology capabilities, combined with continued focus on customer support are keys to organic growth and customer retention." McGinnis added: "We are committed to our continuous growth initiative through a sound acquisition strategy and increased sales efforts. We have strengthened management in the professional services business focusing on engineering development and technical solutions. We believe that there are some synergies with our Engineering and Evaluation segment that will help us capitalize upon our capabilities in the Technical Solutions segment."

      Revenues from Engineering & Evaluation for the fiscal 2008 second quarter increased 18.6% to $22.8 million, compared to $19.2 million for the same period in the prior year. For the six months ended July 31, 2007, revenues increased 15.3% to $44.2 million, compared to $38.4 million for the same period in the prior year. The year-over-year increase in revenues was primarily due to strong revenues in the defense and aerospace markets. Operating income in the Engineering & Evaluation segment increased 136.2% to $1,828,000 in the current quarter, compared to $774,000 for the same period in the prior year. For the six months ended July 31, 2007, operating income increased 74.6% to $2,995,000, compared to $1,715,000 for the same period in the prior year.

      Revenues from Technical Solutions for the fiscal 2008 second quarter were $8.2 million, compared to $9.2 million for the year-earlier period. For the six months ended July 31, 2007, revenues decreased 8.9% to $16.6 million, compared to $18.2 million for the same period in the prior year. Operating income in the Technical Solutions segment was $16,000 in the current quarter, compared to $118,000 for the year-earlier period. For the six months ended July 31, 2007, operating income increased to $138,000 from $80,000 for the same period in the prior year.


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

      Conference Call

      NTS is conducting a conference call to review the financial results today at 10:00 AM Pacific Time (11:00 AM Mountain Time, 12:00 PM Central Time, 1:00 PM Eastern Time). The dial-in number for the call is 1-800-219-6110. A live web cast of the call can be accessed at www.ntscorp.com (Investors page).

      About National Technical Systems, Inc.

      National Technical Systems, Inc. is a leading provider of engineering and evaluation services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

      Cautionary Note Regarding Forward-Looking Statements:

      The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the company's services and products and other risks identified in the company's SEC filings, and in particular its Annual Report on Form 10-K. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income

                                        Three Months Ended               Six Months Ended
                                             July 31,                        July 31,
                                      2007              2006           2007              2006
                                  --------------------------------------------------------------
Net revenues                      $31,025,000       $28,438,000    $60,829,000       $56,589,000
Cost of sales                      22,896,000        21,859,000     45,685,000        43,772,000
                                  --------------------------------------------------------------
     Gross profit                   8,129,000         6,579,000     15,144,000        12,817,000

Selling, general
 and
 administrative
 expense                            6,300,000         5,747,000     12,082,000        11,157,000
Equity income from
 non-consolidated
 subsidiary                           (15,000)          (60,000)       (71,000)         (135,000)
                                  --------------------------------------------------------------
   Operating
    income                          1,844,000           892,000      3,133,000         1,795,000
Other income
 (expense):
   Interest
    expense, net                     (478,000)         (451,000)      (932,000)         (812,000)
   Other income

    (expense), net                    (29,000)          123,000        127,000           129,000
                                  --------------------------------------------------------------
Total other
 expense, net                        (507,000)         (328,000)      (805,000)         (683,000)

Income before
 income taxes and
 minority interest                  1,337,000           564,000      2,328,000         1,112,000
Income taxes                          549,000           270,000        942,000           474,000
                                  --------------------------------------------------------------

Income before
 minority interest                    788,000           294,000      1,386,000           638,000
Minority interest                     (18,000)          (47,000)       (25,000)          (39,000)
                                  --------------------------------------------------------------

Net income                        $   770,000       $   247,000    $ 1,361,000       $   599,000
                                  ===========       ===========    ===========       ===========

Net income per common share:
  Basic                           $      0.09       $      0.03    $      0.16       $      0.07
                                  ==============================================================
  Diluted                         $      0.08       $      0.03    $      0.15       $      0.06
                                  ==============================================================

Weighted average
 common shares
 outstanding                        8,779,000         8,544,000      8,761,000         8,718,000
Dilutive effect of
 stock options                        664,000           899,000        620,000           799,000
                                  --------------------------------------------------------------
Weighted average
 common shares
 outstanding,
 assuming dilution                  9,443,000         9,443,000      9,381,000         9,517,000
                                  ==============================================================

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